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                                                                      EXHIBIT 12


                                 IMC Global Inc.
                Computation of Ratio of Earnings to Fixed Charges

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                                                  MARCH 31                              YEARS ENDED DECEMBER 31
                                               -------------     -----------------------------------------------------------------
                                                   2003              2002         2001          2000          1999        1998
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
FIXED CHARGES:
Interest charges                                $    45.9         $  174.2      $  152.3       $  112.6     $  111.4     $  104.7
Net amortization of debt discount and
  premium and issuance expense                        1.8              8.5           8.4            5.4          5.7          3.8
Interest portion of rental expense                    2.1              8.0           6.7            5.0          6.4          7.5
                                               -------------     -----------------------------------------------------------------
Total fixed charges                             $    49.8         $  190.7      $  167.4       $  123.0     $  123.5     $  116.0

EARNINGS:
Earnings (loss) from continuing operations
  before minority interest                      $   (58.2)       $      0.7     $  (71.4)      $  118.7      $(390.9)    $  254.1
Interest charges                                     45.9            174.2         152.3          112.6        111.4        104.7
Net amortization of debt discount and
  premium and issuance expense                        1.8              8.5           8.4            5.4          5.7          3.8
Interest portion of rental expense                    2.1              8.0           6.7            5.0          6.4          7.5
                                               -------------     -----------------------------------------------------------------
Total earnings (loss)                           $    (8.4)        $  191.4     $    96.0       $  241.7      $(267.4)    $  370.1

Ratio of earnings to fixed charges (a)                  -              1.0             -            2.0            -          3.2
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(a)      The Company's earnings were insufficient to cover fixed charges by
         $58.2 million for the three months ended March 31, 2003 and $71.4 million and $390.9 million for the years ended December 31, 2001 and
         1999, respectively.